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                                                                     Exhibit 23a


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-30602, 33-30603, 33-36161, 33-41924, 33-95724, 33-95726, 333-37027,
333-37029, 333-37031, 333-92637, 333-70372 and 333-70362 on Form S-8 and in
Registration Statements Nos. 333-29757 and 333-64877 on Form S-3 of Bay View Capital Corporation and Subsidiaries of our report dated January 24, 2003, relating to the consolidated statement of net assets (liquidation basis) as of December 31, 2002 and the related consolidated statements of changes in net assets in liquidation for the period from September 30, 2002 to December 31, 2002, operations and comprehensive income (loss) and stockholders' equity for the period from January 1, 2002 to September 30, 2002 and cash flows for the period from January 1, 2002 to December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standards No. 142 and (ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of Bay View Capital Corporation and Subsidiary for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP



San Francisco, California
March 14, 2003